Exhibit 10.1

October 28, 2013

Mr. David Garner
716 Fields Lane
Simpsonville, Kentucky 40067

Dear Dave:

Effective as of October 28, 2013, this letter agreement amends, replaces and supersedes the Board Letter Agreement dated February 12, 2012 (the “Prior Agreement”) between you and SITEL Worldwide Corporation (“Sitel” or the “Company”); provided, however this agreement shall not serve to duplicate the fees you were entitled to receive for the fourth quarter of 2013 under your Prior Agreement.

From and after October 28, 2013, you shall be entitled to receive the following compensation and other benefits for serving as a director of Sitel:

1.A quarterly service fee of Sixteen Thousand Two Hundred Fifty dollars ($16,250.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable 50% in cash and 50% in stock.

2. A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable in 50% in cash and 50% in the Corporation’s Class A common stock.

3.Reimbursement of all reasonable expenses associated with your attendance at Board meetings in accordance with Sitel published expense policies.

4.The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

6.     The other terms and conditions of Board membership and your service as Chairman are as stated in the Company’s Certificate of Incorporation and Bylaws.

If you are in agreement with these terms, would you please sign below and return a copy to me.

Sincerely,

_/s/ Seth Mersky_____________________
On behalf of the Board of Directors

Agreed to:

/s/ David Garner_____________________
David Garner